SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. ___)

Filed by the Registrant                  [X]
Filed by a Party other than the Registrant    [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                               SHOE CARNIVAL, INC.
                (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      1)   Title of each class of securities to which transaction applies:

      2)   Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)   Proposed maximum aggregate value of transaction:

      5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)   Amount Previously Paid:

      2)   Form, Schedule or Registration Statement No.:

      3)   Filing Party:

      4)   Date Filed:

                                PRELIMINARY COPY

                               SHOE CARNIVAL, INC.

                 NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
                           TO BE HELD ON JUNE 11, 1998




     The annual meeting of common shareholders of Shoe Carnival, Inc. will be held at the Evansville Airport Marriott, 7101 North U.S. Route 41, Evansville, Indiana, on Thursday, June 11, 1998, at 10:00 a.m., C.D.T., for the following purposes:

          (1) To elect two Directors to serve until the 2001 annual meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying Proxy Statement;

          (2) To approve or disapprove the appointment of Deloitte & Touche LLP, as auditors for the Company for fiscal year 1998;

          (3) To approve or disapprove an amendment to the Restated Articles of Incorporation of the Company to establish a par value of $.01 per share for the Common Stock and the Preferred Stock of the Company; and

          (4) To transact such other business as may properly come before the meeting.



     All common shareholders of record at the close of business on April 17, 1998 will be eligible to vote.



     It is important that your stock be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, your proxy will be canceled at your request.





                                                 David A. Kapp, Secretary




                      (ANNUAL REPORT CONCURRENTLY MAILED)

                               SHOE CARNIVAL, INC.
                               8233 Baumgart Road
                            Evansville, Indiana 47711

                                 PROXY STATEMENT
                      Annual Meeting of Common Shareholders

                                  June 11, 1998


     This statement is being furnished to common shareholders on or about May 15, 1998, in connection with a solicitation by the Board of Directors of Shoe Carnival, Inc. (the "Company") of proxies to be voted at the annual meeting of common shareholders to be held at 10:00 a.m., C.D.T., Thursday, June 11, 1998, at the Evansville Airport Marriott, 7101 North U.S. Route 41, Evansville, Indiana, for the purposes set forth in the accompanying Notice.

     At the close of business on April 17, 1998, the record date for the meeting, there were 13,120,344 shares of Common Stock of the Company outstanding and entitled to vote at the meeting. On all matters, including the election of Directors, each common shareholder will have one vote for each share held.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by giving written notice of revocation to the Company, executing a subsequently dated proxy that is delivered to the Company, or attending the annual meeting and voting in person. Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as Directors of the nominees listed under Proposal 1 and for the proposals shown as Proposals 2 and 3. Election of the Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Approval of Proposals 2 and 3 will be subject to the vote of the holders of a greater number of shares favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. Neither broker non-votes nor abstentions will have any effect on the vote required to approve any of the proposals.

     The Board of Directors knows of no matters, other than those reported below, which are to be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     The cost of this solicitation of proxies will be borne by the Company. Proxies may also be solicited personally or by telephone by Company employees acting without additional compensation.

                              ELECTION OF DIRECTORS

Nominees

     The Company's bylaws currently provide for five Directors divided into three classes. Two classes contain two Directors each, with the remaining class containing one Director. The term of one class expires each year. Generally, each Director serves until the annual meeting of common shareholders held in the year that is three years after such Director's election and thereafter until such Director's successor is elected and has qualified. David H. Russell, who was the sole Director in the class whose term would expire at the 2000 annual meeting of shareholders, resigned as a Director on December 8, 1997. Although the Company intends to fill this vacancy when a suitable candidate is located, the Company does not currently have a nominee and, accordingly, this vacancy will not be filled at the annual meeting. The accompanying form of proxy cannot be voted for a greater number of persons than the two nominees listed below.

     The shareholders will be asked to elect two Directors. The Directors whose terms expire this year are Mark L. Lemond and William E. Bindley. Messrs. Lemond and Bindley have been nominated by the Board of Directors for reelection as Directors for a term to expire at the 2001 annual meeting of shareholders and until their successors are elected and have qualified. It is the intention of the persons named in the accompanying form of proxy, absent contrary instructions therein, to vote such proxy for the election to the Board of Directors of Messrs. Lemond and Bindley.

     Unless otherwise indicated in a footnote to the following table, the principal occupation of each Director has been the same for the last five years, and each Director possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by him.

                                                                                          Shares
                                                                                       Beneficially
                                                  Present                                Owned on
                                                 Principal                Director       March 31,     Percent of
          Name               Age                Occupation                  Since         1998(1)        Class
------------------------     ---    -----------------------------------   --------   ---------------   ----------

                                                NOMINEES FOR DIRECTOR
               (Nominees for three-year term to expire at the annual meeting of shareholders in 2001)
Mark L. Lemond               43     President and Chief Executive           1988          340,466  (2)     2.6%
                                    Officer of the Company (3)

William E. Bindley           57     Chairman of the Board and               1993            1,000            *
                                    Chief Executive Officer of
                                    Bindley Western Industries, Inc.
                                    (pharmaceutical wholesale
                                    distribution company) (4)


                                          DIRECTORS CONTINUING IN OFFICE
                           (Term expiring at the annual meeting of shareholders in 1999)

J. Wayne Weaver              63     Chairman of the Board of the            1988        4,833,230  (5)    36.9%
                                    Company, Chairman and Chief
                                    Executive Officer of Jacksonville
                                    Jaguars, LTD  (professional football
                                    franchise), and Chairman and Chief
                                    Executive Officer of LC Footwear, Inc.
                                    (footwear distributor)  (6)

Gerald W. Schoor             63     Merchant Banker                         1993            3,000  (7)       *
                                    (self-employed) (8)

-------------
*     Less than 1%

                                      -2-

(1) Does not include shares subject to options that are not presently exercisable (i.e., within 60 days after March 31, 1998).

(2) Includes 1,500 shares directly owned by Mr. Lemond's spouse and 81,666 shares issuable upon the exercise of presently exercisable options granted under the Company's 1993 Stock Option and Incentive Plan ("1993 Stock Option Plan").

(3) Mr. Lemond became the President and Chief Executive Officer of the Company on September 19, 1996. Prior to that time and for at least the past five years, Mr. Lemond served as the Company's Chief Operating Officer and/or Chief Financial Officer.

(4) Mr. Bindley also serves on the Board of Directors of Priority Healthcare Corporation, a distributor and provider to the alternate site healthcare market.

(5) Includes 2,000,000 shares directly owned by Mr. Weaver's spouse and 833,230 shares owned jointly with Mr. Weaver's spouse.

(6) From 1978 until February 2, 1993, Mr. Weaver's principal occupation was as president and chief executive officer of Nine West Group, Inc. ("Nine West"), a designer, developer and marketer of women's footwear.

(7)  Represents 3,000 shares held as co-trustee for the benefit of his spouse.

(8) Prior to January 1997 and for at least the past five years, Mr. Schoor was employed as president of Corporate Finance Associates, St. Louis (financial intermediary) and as executive vice president of National Industrial Services, Inc. (industrial asset management company).

     The Board of Directors recommends a vote FOR the nominees listed above.


Meetings and Committees

     During the 1997 fiscal year, the Board of Directors of the Company held four meetings. All of the Directors were present at the meetings.

     The Company has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Compensation Committee, which met once during fiscal year 1997, consists of Messrs. Bindley and Schoor. The Stock Option Committee, which met once in fiscal year 1997, at that time consisted of Messrs. Bindley, Schoor and Weaver. Currently, the Stock Option Committee consists of Messrs. Bindley and Schoor. The Audit Committee, which met two times during fiscal year 1997, consists of Messrs. Bindley, Schoor and Lemond. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring the Company's financial policies and control procedures, reviewing and monitoring the provision of non-audit services by the Company's auditors and reviewing all potential conflict of interest situations, including the Company's relationships with Weaver International Footwear, Inc., LC Footwear, Inc. and PL Footwear, Inc. The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of the executive officers of the Company. The Stock Option Committee is responsible for administering the Company's 1993 Stock Option Plan and Employee Stock Purchase Plan. The Board of Directors does not have a nominating committee. All of the Directors attended all of the meetings of the committees on which they served during the 1997 fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than 10% of Common Stock, to file reports of ownership with the Securities and Exchange Commission. Executive officers, Directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 1997 all filing requirements applicable to its executive officers, Directors and greater than 10% shareholders were met.

Summary Compensation Table

     The following table sets forth a summary of the compensation paid by the Company for services rendered in all capacities to the Company during each of the three most recent fiscal years, to the Company's Chief Executive Officer, and to each of the Company's five other most highly compensated executive officers, based on salary and bonuses earned during fiscal 1997 (the "Named Executive Officers").

                                                Summary Compensation Table

                                                                                 Long-Term
                                                                               Compensation
                                                                               ------------
                                                                                   Awards
                                           Annual Compensation (1)             ------------
                                           -----------------------              Securities
                              Fiscal                                            Underlying           All Other
Name and Principal Position   Year(2)      Salary            Bonus(3)           Options (4)       Compensation (5)
--------------------------- ---------   ----------          ---------         ----------------   -----------------
Mark L. Lemond,               1997      $  350,000          $ 225,000                   0         $    4,181  (6)
President and Chief           1996         293,462                  0              85,000  (7)         3,831  (8)
Executive Officer (9)         1995         273,077                  0              25,000              3,750 (10)

J. Wayne Weaver,              1997      $  300,000          $       0                   0         $        0
Chairman of the Board         1996         300,000                  0                   0                  0
                              1995         311,539                  0                   0                  0

David H. Russell,             1997      $  528,942   (11)   $       0             142,000         $  210,398 (12)
Retired Vice-Chairman of      1996         367,500                  0              50,000              4,387  (8)
the Board (13)                1995         382,308                  0              25,000              4,266 (10)

Timothy T. Baker,             1997      $  155,000          $  30,857                   0         $    2,616  (6)
Senior Vice President--       1996         145,243                  0              15,000                981  (8)
Store Operations              1995         126,048              5,680               7,500              1,421 (10)

Clifton E. Sifford,           1997      $  112,510          $  22,275              30,000         $   23,896 (14)
Senior Vice President--       1996               0                  0                   0                  0
General Merchandise Manager   1995               0                  0                   0                  0
(15)

Larry L. Linville,            1997      $  123,077          $  19,000                   0         $    4,142  (6)
Vice President-- Management   1996         112,692                  0               9,000              3,391  (8)
Information Systems           1995         103,846                  0               3,000              8,920 (16)
---------------

(1) The column for Other Annual Compensation is not included (as permitted under applicable regulations) because the perquisites and other personal benefits awarded, earned or paid to the Named Executive Officers did not exceed the lesser of $50,000 or 10% of the salary plus bonus for each Named Executive Officer for any of the years listed.
(2) As a result of a change in the Company's fiscal year, the 1995 fiscal year began January 29, 1995 and ended February 3, 1996. All amounts for the Company's 1995 fiscal year reflect that 53 week period.
(3) Represents bonuses earned during the fiscal year indicated, which bonuses at times have been paid in the subsequent fiscal year.
(4)  All of the amounts  reflect  option  shares.  The Company has never granted
     SARs.
(5) Except as otherwise indicated, all amounts are compensation related to life and disability insurance premiums.
(6) Of the amounts shown, $3,048 for Mr. Lemond, $1,669 for Mr. Baker and $2,565 for Mr. Linville represent the Company's matching contribution under the Company's 401(k) plan.
(7) Includes option for 35,000 shares granted on September 19, 1996, to replace option for an identical number of shares granted on February 3, 1994.


                                      -4-

(8) Of the amounts shown, $3,002 for Mr. Lemond, $3,000 for Mr. Russell, $450 for Mr. Baker and $2,331 for Mr. Linville represent the Company's matching contribution under the Company's 401(k) plan.
(9) Prior to becoming the Company's President and Chief Executive Officer on September 19, 1996, Mr. Lemond served as the Company's Executive Vice President -- Chief Operating Officer and Chief Financial Officer.
(10) Of the amounts shown, $2,983 for Mr. Lemond, $2,942 for Mr. Russell and $1,023 for Mr. Baker represent the Company's matching contribution under the Company's 401(k) plan.
(11) Of the amount shown, $430,000 represents a severance payment related to Mr. Russell's retirement.
(12) Of the amount shown, $209,140 represents debt of Mr. Russell forgiven by the Company in connection with his retirement from the Company and $775 represents the Company's matching contribution under the Company's 401(k) plan.
(13) Mr. Russell served as President and Chief Executive Officer until September 19, 1996, when he was elected Vice-Chairman of the Board. On May 1, 1997, Mr. Russell retired from his position as Vice - Chairman of the Board and became a non-officer Director. On December 8, 1997, Mr. Russell resigned from the Board of Directors.
(14) Of the amount shown, $23,370 represents reimbursement for relocation expenses.
(15) Mr. Sifford joined the Company in April 1997.
(16) Of the amount shown, $7,924 represents reimbursement for relocation expenses.

Employment, Noncompetition and Consulting Agreements

     On April 14, 1997, The Company entered into a two-year employment agreement with Clifton E. Sifford. Under the terms of the agreement, Mr. Sifford will receive a base annual salary of $150,000 during the term of the agreement, subject to increases at the discretion of the Board of Directors, plus certain other employee benefits. The employment agreement contains noncompetition provisions which prohibit Mr. Sifford from competing with the Company during the term of the agreement. Upon termination, if such termination is at the request of the employee or is for cause, the employee will be entitled to compensation only through the date of termination. If the Company terminates Mr. Sifford without cause prior to the expiration of the employment agreement, Mr. Sifford will be entitled to receive his then current base salary through the term of the agreement.

     Effective May 1, 1997, David H. Russell retired from his position as Vice-Chairman of the Company and was retained as a paid consultant. Mr. Russell continued to serve on the Board of Directors until his resignation on December 8, 1997. Pursuant to an agreement between Mr. Russell and the Company, Mr. Russell will serve as a consultant to the Company's management for a term of three years beginning May 1, 1997 and will receive consulting fees of $50,000 per year. Other terms of the consulting agreement include a non-compete clause for the 60 month period following Mr. Russell's retirement and restrictions on the sale or transfer of shares of the Company's Common Stock acquired pursuant to a stock option granted on April 24, 1997 for 142,000 shares of the Company's Common Stock. In conjunction with his retirement, the Company made a lump-sum payment of $430,000 to Mr. Russell and forgave a loan and other receivables totaling $209,140.

     On January 15, 1993, the Company entered into a noncompetition agreement with J. Wayne Weaver. Except for his affiliation with Nine West, so long as Mr. Weaver is an executive officer or Director of the Company he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of the Company's Audit Committee. The Audit Committee has approved Mr. Weaver's association with LC Footwear, Inc. and PL Footwear, Inc. Effective February 1, 1993, Mr. Weaver became an employee of the Company at an annual salary of $300,000. Although Mr. Weaver will continue to be involved in other business activities and will not devote full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

     The Company does not have employment or noncompetition agreements with any other officers.

Compensation of Directors

     During 1997, the Company paid non-officer Directors an annual retainer of $15,000 per year and a fee of $1,000 for each meeting of the Board or a committee thereof attended. All Directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No Director who is an officer or employee of the Company receives compensation for services rendered as a Director.

Stock Options

     From August 1989 through February 1992, the Company granted options to purchase an aggregate of 1,500,000 shares of the Company's Common Stock to 14 officers, Directors and key employees of the Company under its 1989 Stock Option Plan. The exercise price for each option was $.18 per share. Effective November 1, 1992, all such options were exercised by the holders. At that time, the Company loaned an aggregate of $632,800 to the 14 officers, Directors and key employees to permit them to pay the taxes due as a result of the stock option exercise. The loans bear interest at the rate of 6% per annum and were payable in four equal annual installments commencing December 31, 1993. The principal amounts of the loans made to the Named Executive Officers in the Summary Compensation Table above were as follows: Mr. Russell--$316,440; Mr. Lemond--$126,580 and Mr. Baker--$6,320. In 1996, Mr. Baker paid the remaining amount of principal and interest due pursuant to his loan from the Company. Mr. Russell and Mr. Lemond paid the first two principal installments relating to their loans with the final two payments being extended. Mr. Russell's remaining loan balance of $158,220 was forgiven in conjunction with his retirement from the Company. All remaining loan balances, including Mr. Lemond's, were paid in March 1998.

     The Company's Board of Directors and shareholders approved the 1993 Stock Option Plan, effective January 15, 1993, and amended it at the 1997 annual meeting of shareholders. The 1993 Stock Option Plan reserves for issuance 1,500,000 shares of the Company's Common Stock (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the Common Stock) pursuant to incentive awards granted by the Stock Option Committee of the Board of Directors which administers the 1993 Stock Option Plan. The 1993 Stock Option Plan provides for the grant to officers and other key employees of the Company of incentive awards in the form of stock options or restricted stock. Stock options granted under the plan may be either options intended to qualify for federal income tax purposes as "incentive stock options" or options not qualifying for favorable tax treatment ("nonqualified stock options").

     The following table sets forth information with respect to options granted by the Company under the 1993 Stock Option Plan to the Named Executive Officers during the fiscal year ended January 31, 1998.


                                    Option Grants in Last Fiscal Year
                                          Individual Grants (1)
                        ---------------------------------------------------------

                                       % of Total
                          Number of     Options                                     Potential Realizable Value at Assumed
                         Securities    Granted to                                        Annual Rates of Stock Price
                         Underlying   Employees in   Exercise or                       Appreciation for Option Term (2)
                          Options        Fiscal       Base Price      Expiration    -------------------------------------
    Name                 Granted(#)       Year         ($/Sh)            Date             5% ($)              10% ($)
---------------         ------------  ------------   ------------   -------------        -------             ---------
Mark L. Lemond                ---         ---            ---             ---               ---                  ---
J. Wayne Weaver               ---         ---            ---             ---               ---                  ---
David H. Russell            142,000      68.1%           6.00        04/23/07 (3)        536,760             1,360,360
Timothy T. Baker              ---         ---            ---             ---               ---                  ---
Clifton E. Sifford           30,000      14.4%           6.00        04/13/07 (4)        113,400               287,400
Larry L. Linville             ---         ---            ---             ---               ---                  ---
---------------


                                      -6-

(1) During fiscal 1997, options to purchase an aggregate of 208,500 shares were granted to 24 employees at exercise prices equal to or above the market price on the respective grant dates. Such options have a term of ten years, subject to earlier expiration at or following termination of employment in certain circumstances.
(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(3)  These options became exercisable on April 24, 1997.
(4) These options become exercisable in fourths on April 14, 1998, April 14, 1999, April 14, 2000 and April 14, 2001.

     The following table sets forth information with respect to the exercise of options held by the Named Executive Officers during fiscal year 1997 and unexercised stock options held by such individuals at the end of the fiscal year ended January 31, 1998.

                  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values


                                                   Number of Securities Underlying
                                                    Unexercised Options at Fiscal    Value of Unexercised In-the-Money
                          Shares                           Year-End (#)             Options at Fiscal Year-End ($)(1)
                         Acquired        Value     -------------------------------  ----------------------------------
     Name               on Exercise    Realized(2)   Exercisable  Unexercisable         Exercisable   Unexercisable
-----------------       -----------    -----------   -----------  -------------         -----------   -------------
Mark L. Lemond                 0             0          44,999        65,001             145,413         200,212
J. Wayne Weaver                0             0               0             0                   0               0
David H. Russell          16,666        58,331         158,666             0             387,248               0
Timothy T. Baker               0             0          19,000        12,500              33,125          39,063
Clifton E. Sifford             0             0               0        30,000                   0          71,250
Larry L. Linville              0             0           7,000         8,000              19,000          23,000
---------------

(1) The closing price for the Company's Common Stock as reported by The Nasdaq Stock Market on January 30, 1998 was $8.375. The value is calculated on the basis of the difference between the Common Stock option exercise price and $8.375, multiplied by the number of "in-the-money" shares of Common Stock underlying the options.
(2) The value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise, multiplied by the number of shares to which the exercise relates.


Compensation Report of Compensation and Stock Option Committees

     Executive Compensation Policy. In evaluating the performance of the Company, the Compensation Committee focuses primarily on attained increases in store growth, sales, operating income and net earnings as compared to the Company's internal financial plan for the year approved by the Board of Directors. In making compensation decisions, the Compensation Committee also reviews executive compensation practices within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization.

     The Company designs compensation programs to attract, retain and motivate the finest talent possible for all levels of the organization. In addition, the programs are designed to treat all employees fairly, to be cost-effective and to assure that all compensation will continue to be tax deductible. To that end, all programs, including those for executive officers, have the following characteristics.

     - Compensation is based on the level of job responsibility, the individual's level of performance and Company performance. Members of management have a greater portion of their pay based on Company performance than do non-management employees.

     - Compensation also takes into consideration the value of the job in the marketplace. To retain its highly skilled work force, the Company strives to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

     - The Company's 1993 Stock Option Plan is intended to provide a long-term incentive for executives and other key employees to maximize growth and profitability to create shareholder value.

     The basic components of executive compensation, including that of the Chief Executive Officer, consist of salary, bonus, stock options and participation in the Company's 401(k) Savings Plan, Employee Stock Purchase Plan and Executive Medical Plan. The Company does not currently provide for a deferred compensation plan or any defined benefit pension plan.

     Cash Compensation. The Compensation Committee reviews and approves salaries for the Chief Executive Officer and other executive officers on an annual basis or at other times as necessary to accommodate the hiring of new employees, promotions or other considerations. Recommended base salaries are reviewed and set based on a number of factors, including job responsibilities, individual industry experience, individual performance, Company performance, industry data for comparable positions and recommendations by senior executive officers. No predetermined weight is given to any of the above factors.

     Salary increases for the Company's executive officers have averaged approximately 7% annually for the past three years. Certain executive officers have received greater salary increases corresponding to expanded responsibilities as a result of the continued growth of the Company.

     A portion of the cash compensation of executive officers and most other salaried employees consists of bonus payments. Under the Company's Executive Incentive Compensation Plan, most salaried employees, including all executive officers, are eligible to receive a cash bonus equal to a specified percentage of the participant's base salary if certain financial objectives are met. The financial objectives for executive officers relate to the attainment of sales and operating income goals established in advance by the Company's management and approved by its Board of Directors. The Company's financial objectives for 1997 were not met and no bonuses were paid to the Named Executive Officers under this quantitative plan for fiscal 1997. The determination of the Compensation Committee to award discretionary cash bonuses (i.e., bonuses not pursuant to the Incentive Compensation Plan) is based upon the objective and subjective assessment of individual achievements and the evaluations and recommendations of the Company's Chairman. Additionally, consideration is given to each individual's aggregate cash compensation relative to the individual's position and job requirements and the individual's impact on the Company's performance over a number of years. Based on the Company's 1997 financial performance and individual achievements, discretionary bonuses were awarded to all executive officers. These bonuses were paid in March 1998.

     Stock Options. The Company considers equity compensation, in the form of stock options, to be an important element in the overall compensation of its executive officers and other key employees. The grant of stock options continues the Company's practice of increasing management's equity ownership in order to ensure that the interests of management remain closely aligned with those of the Company's shareholders. Stock options also create an incentive for the Company's key employees to remain with the Company for the long term because the options are typically not immediately exercisable and, if not exercised, are forfeited immediately if the employee is terminated for cause or voluntarily terminates his employment (other than by reason of death, disability or retirement) or within three months if employment is terminated for any other reason except death, disability or retirement.

     Options are granted pursuant to the Company's 1993 Stock Option Plan at the discretion of the Company's Stock Option Committee. The Stock Option Committee relies in large part on the recommendation of the Chairman in determining the number of option shares to be granted to executive officers, based upon the Chairman's assessment of individual performance and the Company's performance. With the exception of new employees, options are typically granted on an annual basis. In addition to other key employees, certain executive officers were granted options in 1997 with an exercise price equal to the market price on the grant date. David H. Russell received a stock option grant for his years of dedicated service and Clifton E. Sifford received a stock option grant when he became an employee of the Company. See "Stock Options - Option Grants in Last Fiscal Year."

     Chief Executive Officer Compensation. The Chief Executive Officer's total compensation is based upon the same factors as the compensation of other executive officers, including his individual performance and the Company's short-term and long-term performance, as measured principally by increases in store growth, sales, operating income and net earnings. In addition, the Compensation Committee reviews the level of chief executives' compensation within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization.

     Mr. Lemond was elected President and Chief Executive Officer of the Company on September 19, 1996. In establishing Mr. Lemond's cash compensation for 1997, the Compensation Committee considered the length of time served as Chief Executive Officer and the September 1996 increase in base salary when elected to the office of Chief Executive Officer and chose not to increase Mr. Lemond's base salary for 1997.

      Compensation Committee                         Stock Option Committee

         William E. Bindley                             William E. Bindley
         Gerald W. Schoor                               Gerald W. Schoor

Performance Graph

     The performance graph set forth below compares the cumulative total shareholder return on the Company's Common Stock with the Nasdaq Market Index and the Nasdaq Index for Retail Trade Stocks for the period from March 15, 1993 through January 30, 1998. The Company's Common Stock commenced trading on The Nasdaq Stock Market on March 16, 1993.

                              Comparison of Cumulative Total Return Among The Company,
                            Nasdaq Market Index and Nasdaq Index for Retail Trade Stocks
----------------------------------------------------------------------------------------------------------------
                                 March 15,    December 31,  December 30,  February 2,  January 31,  January 30,
                                   1993          1993           1994          1996        1997         1998
----------------------------------------------------------------------------------------------------------------
The Nasdaq Stock Market (U.S.)      100           112            109          157          204         241
----------------------------------------------------------------------------------------------------------------
Nasdaq Retail Trade Stocks          100           109             99          109          133         156
----------------------------------------------------------------------------------------------------------------
Shoe Carnival, Inc.                 100           138             55           39           58          97
----------------------------------------------------------------------------------------------------------------


                        [PERFORMANCE GRAPH APPEARS HERE]


     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Report of the Compensation and Stock Option Committees and the Performance Graph, shall not be incorporated by reference in any such filings.

Compensation Committee Interlocks and Insider Participation

     During fiscal 1997, the Compensation Committee consisted of Messrs. Bindley and Schoor. Neither of the Compensation Committee members are involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company.

Certain Transactions

     Mr. Weaver, along with Bradley W. Weaver, his son and the owner of 4.8% of the outstanding shares of the Company's Common Stock, are the principal shareholders of LC Footwear, Inc. and PL Footwear, Inc. Mr. J. Wayne Weaver is also Chairman of the Board and Chief Executive Officer of LC Footwear, Inc.and PL Footwear, Inc. Bradley W. Weaver also owns and operates Weaver International Footwear, Inc. ("Weaver International").

     The Company purchases women's footwear from LC Footwear, Inc. in the ordinary course of business. During 1997, the Company purchased approximately $34,000 of merchandise from LC Footwear, Inc. Management of the Company believes that purchases from LC Footwear, Inc. are on terms that are not less favorable to the Company than could be obtained from unrelated third parties for comparable merchandise.

     Weaver International and PL Footwear, Inc., along with others, serve as import agents for the Company. Import agents represent the Company on a commission basis in dealings with shoe factories primarily in mainland China where most of the Company's private label shoes are manufactured. As agents for the Company, Weaver International and PL Footwear, Inc. visit shoe manufacturers, collect shoe samples, submit these samples to the Company and advise the Company of market conditions and availability of merchandise. They also help select leather, assist in detailing and quality control and coordinate the production and delivery schedule of a portion of the Company's private label merchandise. The Company pays Weaver International and PL Footwear, Inc. 10% of the gross purchase price of shoes bought through each company. In 1997, the Company paid Weaver International and PL Footwear, Inc. approximately $730,000 and $26,000, respectively, in commissions. Management of the Company believes that the arrangements with Weaver International and PL Footwear, Inc. are on terms that are not less favorable to the Company than could be obtained from unrelated parties.

     On November 1, 1992, the Company made loans bearing interest at the rate of 6% per annum to certain officers, Directors and key employees in connection with their exercise of stock options. See "Stock Options." During fiscal year 1997 the largest amount outstanding in connection with such loan to Mr. Lemond was $67,087. At fiscal year end the amount outstanding pursuant to Mr. Lemond's loan was $63,617. All of the foregoing amounts include accrued but unpaid interest at such time. In March 1998 Mr. Lemond's note was paid in full.


                             APPOINTMENT OF AUDITORS

     The appointment of Deloitte & Touche LLP as auditors for the Company for fiscal year 1998 is recommended by the Board of Directors and will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of Deloitte & Touche LLP is expected to be present at the meeting, will be given an opportunity to make a statement if he desires and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.

     The Board of Directors recommends a vote FOR the appointment of Deloitte & Touche LLP as auditors for 1998.

                     APPROVAL OF AMENDMENT OF THE COMPANY'S
                       RESTATED ARTICLES OF INCORPORATION

     On April 7, 1998, the Company's Board of Directors approved an amendment to the Company's Restated Articles of Incorporation in order to increase the par value of the shares of the Company's Common Stock and the shares of the Company's Preferred Stock from no par value per share to $.01 per share. To effect this change, Article IV, Section 1 of the Company's Restated Articles of Incorporation would be amended in its entirety as follows:

                                   ARTICLE IV

          Section 1. Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 55,000,000 shares, consisting of 50,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

The only change effected in Article IV, Section 1 by the proposed amendment will be to increase the par value of the shares of Common Stock and the shares of Preferred Stock. The remaining text of Article IV, Section 1 as set forth above is unchanged from the text as presently in effect. The two versions of Article IV, Section 1, as presently in effect and as proposed to be amended, are set forth on Appendix A to this Proxy Statement.

     The purpose of the proposed increase in the par value of the shares of Common Stock and Preferred Stock is to decrease the amount of franchise taxes paid by the Company. Although the concept of par value has no relevance in the Company's state of incorporation under the Indiana Business Corporation Law, certain other states in which the Company does business and is qualified as a foreign corporation compute franchise taxes based on an assumed par value of the stock of corporations that have no par value stock. The Board of Directors believes that a change in the par value of the Company's Common Stock to $.01 will allow the Company to avoid the burdens imposed by certain other states' systems of franchise taxation without altering any substantive rights of shareholders.

     The Board of Directors believes that the proposed amendment is in the best interests of the Company and its shareholders, and has directed that it be submitted to the Company's shareholders for consideration at this meeting. In the event of shareholder approval, the amendment will be effected as soon as practicable thereafter by causing Articles of Amendment to the Company's Restated Articles of Incorporation to be filed with the Secretary of State of the State of Indiana. Upon such filing, the amendment will be effective and each share certificate which immediately prior to such time represented outstanding shares of the Company's Common Stock, no par value, shall be deemed for all purposes to evidence ownership of, and to represent, the same number of shares of Common Stock, par value $.01 per share.

     The Board of Directors recommends a vote FOR the amendment of the Company's Restated Articles of Incorporation.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of March 31, 1998, certain information with respect to beneficial ownership of the Company's Common Stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of the Common Stock, by each Named Executive Officer who is not a Director, and by all Directors and current executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                Number of Shares     Percent of
            Name                               Beneficially Owned       Class
            ----                               -------------------   ----------

  J. Wayne Weaver (1)................             4,833,230   (2)       36.9%
  Delores B. Weaver (1)..............             4,833,230   (3)       36.9%
  David H. Russell (4)...............               616,931   (5)        4.6%
  Timothy T. Baker...................                37,880   (6)           *
  Clifton E. Sifford.................                 7,500   (7)           *
  Larry L. Linville..................                12,000   (8)           *
  Dimensional Fund Advisors, Inc.
  1299 Ocean Ave, 11th Floor
  Santa Monica, CA  90401**..........               668,600   (9)        5.1%
  All current executive officers
   and Directors as a group
   (9 persons).......................             5,277,826  (10)       39.8%

----------
*    Less than 1%

**   Information  is based  solely on reports  filed by such  shareholder  under
     Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934.

(1) J. Wayne Weaver and Delores B. Weaver are husband and wife. Their address is 8233 Baumgart Road, Evansville, Indiana 47711.

(2) Includes 2,000,000 shares directly owned by Mr. Weaver's spouse, Delores B. Weaver, and 833,230 shares owned jointly with his spouse.

(3) Includes 2,000,000 shares directly owned by Mrs. Weaver's spouse, J. Wayne Weaver, and 833,230 shares owned jointly with her spouse.

(4)  The  address  of  this   shareholder  is  5011  Washington  Ave,  Suite  6,
     Evansville, IN 47715.

(5) Includes 900 shares held by Mr. Russell as custodian for his minor children, and 158,666 shares issuable upon the exercise of options.

(6)  Includes 26,500 shares issuable upon the exercise of options.

(7)  Represents shares issuable upon the exercise of options.

(8) Includes 1,000 shares owned jointly with Mr. Linville's spouse and 11,000 shares issuable upon the exercise of options.

(9) The shareholder is a registered investment advisor and has sole voting power with respect to 449,700 of such shares and sole dispositive power with respect to 668,600 of such shares. All of the indicated shares are owned by advisory clients of the shareholder, and the shareholder disclaims beneficial ownership of such shares.

(10) Includes 152,716 shares issuable upon the exercise of options.

                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 1999 Annual Meeting of Common Shareholders is January 15, 1999.

                                                                      Appendix A


              PROPOSAL TO AMEND RESTATED ARTICLES OF INCORPORATION

     On April 7, 1998, the Board of Directors of Shoe Carnival, Inc. (the "Company") approved an amendment to Article IV, Section 1 of the Restated Articles of Incorporation of the Company to establish a par value of $.01 per share for the Common Stock and Preferred Stock of the Company. This proposed amendment would amend Article IV, Section 1 to read in its entirety as follows:

            Section 1. Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 55,000,000 shares, consisting of 50,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

     All other portions of the Restated Articles of Incorporation of the Company will remain unchanged. The text of Article IV, Section 1 as presently in effect reads in its entirety as follows:

            Section 1. Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 55,000,000 shares, consisting of 50,000,000 shares of Common Stock, without par value ("Common Stock"), and 5,000,000 shares of Preferred Stock, without par value ("Preferred Stock").

PROXY                      SHOE CARNIVAL, INC.                             PROXY

               Proxy Solicited on Behalf of The Board of Directors
             For The Annual Meeting of Shareholders -- June 11, 1998


     The undersigned appoints Mark L. Lemond and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Shoe Carnival, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the Evansville Airport Marriott, 7101 North U.S. Route 41, Evansville, Indiana on June 11, 1998, or at any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Directors of the nominees listed under Proposal 1 and FOR Proposals 2 and 3.

           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

                               SHOE CARNIVAL, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]



                                           For    Withhold    For All (except
                                                              Nominee(s) written
                                                              below)

1.   Election of Directors --               []       []          []
     Nominees:   Mark L. Lemond
                 William E. Bindley

                                           -----------------------------



                                           For    Against     Abstain

2.   Proposal to approve the appointment    []       []          []
     of Deloitte & Touche LLP, as
     auditors for the Company for 1998.

                                           For    Against     Abstain

3.   Proposal to approve the                []       []          []
     amendment to the Company's
     Restated Articles of
     Incorporation



4.   In their discretion, any other
     matters that may properly
     come before the meeting.


Dated:        , 1998



Signature(s)

NOTE:  When signing as attorney, executor, administrator,
trustee or guardian, please give full title.  If more than one trustee, all should sign.  All joint owners must sign.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                             YOUR VOTE IS IMPORTANT!

           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.